N-SAR Sub-Item 77C

Matters submitted to a vote of security holders

File Number: 811-4809

A Special Meeting of Shareholders of the Liberty All-Star Equity Fund was held on November 21, 2006 for the purpose of voting on the matters listed below.  The final tabulation results of this meeting are as follows:

The number of shares issued, outstanding and eligible to vote as of the record date of September 7, 2006 was 154,598,224.

1.

To elect three new Trustees of the Fund.

For

Withheld

(1)   Richard C. Rantzow

76,027,750

5,982,676

(2)

George R. Gaspari

76,081,311

5,929,115

(3)

Edmund J. Burke

76,032,535

5,977,890

2.

To approve a new Fund Management between the Fund and ALPS Advisers, Inc. to become effective upon completion of the Transaction described in the Proxy Statement.

For

Against

Abstain

74,401,367

3,844,571

3,764,489

3.

To approve new Portfolio Management Agreements for the Fund with ALPS Advisers, Inc. and each of the current Portfolio Managers listed below to become effective upon completion of the Transaction described in the Proxy Statement.

For

    Against

   Abstain

Non Votes

Chase Investment Counsel Corporation

73,644,797

4,533,415

3,831,441

1,174

Matrix Asset Advisors, Inc.

74,129,241

3,989,343

3,891,842

0

Pzena Investment Management, LLC

74,062,222

4,079,915

3,868,289

0

Schneider Capital Management

  Corporation

74,015,066

4,082,049

3,913,311

0

TCW Investment Management

  Company

73,820,434

4,198,948

3,991,044

0

4.

To approve a policy to permit the Fund and ALPS Advisers, Inc. to enter into Portfolio Management Agreements in advance of Shareholder approval.

For

    Against

   Abstain

Non Votes

72,324,643

5,755,492

3,930,289

0